BEFORE
THE PUBLIC UTILITIES COMMISSION OF OHIO

In the Matter of the Application of
The Dayton Power and Light Company for Approval of Its Electric Security Plan

In the Matter of the Application of
The Dayton Power and Light Company for Approval of Revised Tariffs

In the Matter of the Application of
The Dayton Power and Light Company for Approval of Certain Accounting Authority Pursuant to Ohio Rev. Code § 4905.13
: : : : : :	Case No. 16-0395-EL-SSO Case No. 16-0396-EL-ATA Case No. 16-0397-EL-AAM
________________________________________________________________ STIPULATION AND RECOMMENDATION ________________________________________________________________
Ohio Administrative Code Rule 4901-1-30 provides that any two or more parties to a proceeding may enter into a written stipulation covering the issues presented in that proceeding. This Stipulation and Recommendation ("Stipulation") sets forth the understanding of the parties that have signed below (the "Signatory Parties"). The Signatory Parties recommend that the Public Utilities Commission of Ohio ("Commission") approve and adopt, as part of its Opinion and Order, this Stipulation which will resolve all of the issues in the above-captioned proceeding.
This Stipulation is a product of lengthy, serious, arm's-length bargaining among the Signatory Parties (who are capable, knowledgeable, and represented by counsel) with the participation of the Commission's Staff, which negotiations were undertaken by the Signatory Parties to settle this proceeding. This Stipulation was negotiated among all parties to the proceedings and no party was excluded from negotiations. This Stipulation is supported by adequate data and information; as a package, the Stipulation benefits customers and the public interest; promotes effective competition and the development of a competitive marketplace; represents a just and reasonable resolution of all issues in this proceeding; violates no regulatory principle or practice; and complies with and promotes the policies and requirements of Chapter 4928, Revised Code. Although this Stipulation is not binding on the Commission, it is entitled to careful consideration by the Commission, where, as here, it is sponsored by Signatory Parties representing a wide range of interests.
WHEREAS, in order to comply with Ohio Rev. Code § 4928.143, DP&L filed an Application and Supporting Testimony, Schedules and Workpapers in this proceeding;
WHEREAS, the Signatory Parties engaged in extensive discovery in this proceeding, with The Dayton Power and Light Company ("DP&L" or "the Company") responding to over 1,200 discovery requests; three DP&L witnesses were deposed; DP&L deposed 22 intervenor witnesses;
WHEREAS, the terms of this Stipulation are reasonable to ensure that DP&L can maintain its financial integrity and modernize its distribution infrastructure so that customers receive stable and reliable service; and
WHEREAS, the terms and conditions of this Stipulation satisfy the policies of the State of Ohio as set forth in Section 4928.02, Revised Code.
Now, therefore, for the purposes of resolving all issues raised in this proceeding, the Signatory Parties stipulate, agree and recommend as follows:

I.	Term
1.    To assist in maintaining rate certainty, improving the financial health of the DP&L so as to allow it the opportunity to achieve and maintain an investment grade credit rating, and continue to provide safe and stable service in Ohio, the Signatory Parties agree that the ESP term shall begin upon Commission approval of this Stipulation, and shall run for a period of six (6) years.

II.	Distribution Service and Grid Modernization
To allow DP&L to provide stable and certain distribution service and to modernize its distribution grid, the Signatory Parties agree to the following terms.
1.    AES/DPL Contributions: DP&L, on behalf of itself and DPL Inc., agrees to the following:

a.	During the ESP term, DPL Inc. will not make any dividend payments to AES Corporation or to AES Ohio Generation, LLC.

b.
During the DMR and DIR-B term, DPL Inc. agrees that it will not make any contractually-required tax sharing payments to AES Corporation.  During the DMR and DIR-B term, AES Corporation agrees that it will not make any effort to collect upon, or receive any monies relating to or in exchange for, DPL Inc.'s (a) currently accrued tax sharing liabilities, including, but not limited to, any accrued interest, penalties, charges, or other fees, and (b) any subsequent additions to those tax sharing liabilities, including, but not limited to, any interest, penalties, charges, or other fees, that accrue during the term of the ESP (collectively, “Tax Sharing Liabilities”). Pursuant to the preceding sentence, while AES Corporation agrees to forgo collection of the Tax Sharing Liabilities payable throughout the DMR and DIR-B term, DPL Inc. will continue to accrue the Tax Sharing Liabilities in its financial statements.  DP&L hereby agrees not to seek current and future recovery of the accrued Tax Sharing Liabilities from Ohio customers reflected in DPL Inc.’s financial statements at the conclusion of the DMR and DIR-B term in any future filings or proceedings before the Commission, any court, or other administrative agency.  DP&L further agrees that it will not use, reference, incorporate or otherwise rely upon, directly or indirectly, the Tax Sharing Liabilities of DPL Inc. or the indebtedness of DPL Inc. related in any way to those Tax Sharing Liabilities in any future requests, filings, or proceedings before the Commission.  In addition, DP&L and DPL Inc. each acknowledges and agrees that: (i) each is forever releasing, discharging, forgiving, and otherwise holding harmless any and all Ohio customers for any amounts or indebtedness including, arising from, or relating to, either directly or indirectly, the Tax Sharing Liabilities; (ii) each is waiving any and all rights, claims, causes of actions, or other efforts to recover the Tax Sharing Liabilities from any and all Ohio customers; and (iii) the foregoing releases and waivers shall serve as res judicata, collateral estoppel, and/or issue preclusion, and shall have binding precedential effect in any Commission, court, or other administrative proceeding.

c.
Assuming FERC approval, DP&L agrees to transfer its generation assets and non-debt liabilities to AES Ohio Generation, LLC, an affiliated subsidiary of DPL Inc., within 180 days following final Commission approval of this Stipulation, provided that the Commission approves this Stipulation without material modifications.

d.	DP&L (or the affiliate to whom the generation assets are transferred) will commit to commence a sale process to sell to a third party its ownership in Conesville, Miami Fort, and Zimmer Stations.

e.	AES Corporation will use all proceeds from any sale of the coal generation assets to make discretionary debt repayments at DP&L and DPL Inc.
2.    Distribution Modernization Rider/Distribution Investment Rider

a.
DP&L will implement a non-bypassable Distribution Modernization Rider ("DMR") for years 1 through 5 of the term of the ESP, which shall be targeted to achieve a consolidated DPL Inc. adjusted FFO/debt ratio of 11%. The DMR shall be designed to collect $90 million in revenue per year.[1]

b.	Cash flow from the DMR will be used to (a) pay interest obligations on existing debt at DPL Inc. and DP&L; (b) make discretionary debt prepayments at DPL Inc. and DP&L; and (c) position DP&L to make
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IGS and RESA agree not to oppose this provision of the Stipulation taking into consideration the stipulation as a package. IGS’ and RESA’s non-opposition shall not be relied upon in any other forum or proceeding.

capital expenditures to modernize and/or maintain DP&L's transmission and distribution infrastructure.

c.
The cost allocation of the DMR to tariff classes will balance the bill impact to customers, fairness, and cost-causation principles. This allocation shall be as follows: 34% allocated based on 5 Coincident Peaks, 33% allocated based on distribution revenue, and 33% based on historic allocation of the currently charged non-bypassable rider. DMR cost allocation and rate design are shown in Appendix A. Rate design within the classes is summarized as:

i.	Residential, secondary and lighting classes will be $/kWh.

ii.	All other classes will include both energy and demand charges.

d.
DP&L will implement a Distribution Investment Rider ("DIR") with two components. The first component ("DIR-A"), set initially at zero, will recover incremental distribution capital investments recorded in FERC Plant Accounts 360-374. DIR-A will fully recover revenue requirements associated with projects added to ratebase related to this component. DP&L will commence a true-up process of DIR-A after the resolution of DP&L's distribution rate case (Case No. 15-1830-EL-AIR). The second component of the DIR rider ("DIR-B") shall be designed to collect $35 million in revenue per year. The funds collected under DIR-B will be used for distribution investment as described in the following paragraph.  During the term of the DIR-B, DP&L will collect depreciation (at rates in effect at that time) but not a return on projects added to ratebase related to DIR-B.  At the end of the DIR-B term, the revenue requirements associated with rate base additions related to both DIR-A and DIR-B will be recovered in rates through DIR-A or a distribution rate case.

e.
In year one of the ESP, the amounts associated with DIR-B will be used to implement back-bone infrastructure projects designed to enable and support a longer term Smart Grid and Advanced Metering Infrastructure (AMI) roll out. In the remaining years of the ESP, the DIR-B amounts will be used for projects that enable and support a grid modernization plan.  Those projects will consist of initiatives that not only empower Ohio consumers to manage energy usage and to fully utilize the competitive marketplace while avoiding barriers to the development of competitive retail markets but add or upgrade the technologies that will be necessary to facilitate the longer term Smart Grid, including AMI, Conservation Voltage Reduction (CVR), customer programs (e.g., time-of-use and Green Button Connect My Data), data access for suppliers, Electric Vehicle Infrastructure, and the growing use of renewables and distributed generation, as well as micro-grids on the Company's system.  In order to ensure that the grid is capable of handling these uses, the Company will use these funds and other items, including but not limited to updating its substation relays and controls, updating and expanding its telecommunication capabilities, implementing controls and upgrading distribution feeder components, updating its mapping system to complete the connectivity of meters/premises to the distribution system, and migrating its operational systems such as distribution SCADA and outage management system. DP&L will submit a report at the end of each calendar year of the ESP term to the Commission and the Signatory and Non-Opposing Parties summarizing the projects for which DIR-B amounts were expended and the amounts spent for each project.

f.	Rider DMR and DIR-B revenues shall be excluded from Significantly Excessive Earnings Test ("SEET") calculations. DP&L's SEET threshold will remain at 12%.

g.
The cost allocation of DIR-A and DIR-B to tariff classes will be based on base distribution revenues. The DIR-A and DIR-B rate design will be a percentage applied to the customer's monthly base distribution charges.

h.	DP&L shall be entitled to collect the DMR and DIR-B for five years.
3.    Smart Grid Rider

a.
Distribution Infrastructure Modernization Plan: DP&L will file a comprehensive Distribution Infrastructure Modernization Plan within three months of completion of the Commission's grid modernization initiative or February 1, 2018, whichever is earlier unless an extension is granted by Staff. That to-be-filed plan, to be consistent with the Commission’s grid modernization initiative, will include a proposal for certain infrastructure improvements including, but not limited to, AMI meters, VoltVar Optimization, Electric Vehicle Charging infrastructure focused on multi-family dwellings, retail locations and workplaces,[2] Customer Programs, implementation of the availability of validation, estimation and editing data (“VEE data”) and system-wide Distribution Automation along with suggested timelines for the implementation of the plan and plan components.  Any intervenor in that case may file comments upon DP&L's plan. DP&L shall not be required to implement the plan until it is approved by the Commission.[3]

b.
The costs of DP&L's grid modernization efforts as outlined in the to-be-filed Distribution Infrastructure Modernization Plan, once approved by the Commission, will be recovered through a new Smart Grid Rider ("SGR"). The SGR shall be set initially at zero. The cost allocation of the SGR to tariff classes will be based on base distribution revenues. The SGR rate design will be a percentage applied to the customer's monthly base distribution charges.

III.	Standard Offer Rate
1.    As originally proposed in DP&L's ESP, DP&L will implement a bypassable, Standard Offer Rate that will be based on competitive bid auctions and charged on a $/kWh basis
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2 Parties shall have the right to oppose the Electric Vehicle Charging infrastructure in the subsequent Distribution Infrastructure Modernization Plan proceeding.
3 For avoidance of doubt, any signatory party or non-opposing party may advocate for or oppose all or some of the Distribution Infrastructure Modernization Plan.
for all tariff classes. However, the Standard Offer Rate will be modified from DP&L's original proposal as follows:

a.
Consistent with the current process, DP&L will procure RECs to meet the requirements in ORC 4928.64 and recover those costs on a bypassable basis. Although these amounts will be separately identified in supporting schedules, these amounts will be included as a component of the Standard Offer Rate instead of a separate Alternative Energy Rider (AER) Tariff. This maintains the simplicity of one Tariff for bypassable charges that allows for an easy price-to-compare.

b.
DP&L shall establish a component to the standard service offer as an addition to the SSO non-shopping rate in order to recognize costs DP&L incurs to provide default service to customers, or costs otherwise avoided by default service, that are not reflected in SSO bypassable rates.  The total collected from this component will first be applied to the Unbilled Fuel deferral (amortized over 3 years) and remaining amounts collected will then be refunded to all customers via the RCR.  The component added to the SSO rate will be $.0033 per kilowatt -hour for all default service customers.  DP&L shall annually reconcile the credit for over- or under-recovery to ensure that the total revenue recovered through this new SSO component other than amounts applied to the Unbilled Fuel deferral matches the revenue credited to customers.  The new SSO Component is revenue neutral to DP&L and cannot be relied upon to support a recommendation that any cost be eliminated from recovery in DP&L’s distribution rates. The new SSO component shall remain at  $.0033 per kilowatt -hour but may change pending resolution of DP&L’s current distribution rate case pending before the Commission in Case No. 15-1830-EL-AIR and any determinations by the Commission in that proceeding that different allocation of costs should be added for inclusion to the SSO rate.

IV.	Economic Development Rider
1.    To further State policy and enhance the State's effectiveness in the global economy, DP&L will offer several different economic development incentives to large customers that are Signatory or Non-Opposing Parties.4 Customers may receive only one of the incentives below, and incentives may not be combined.  The provisions in this Section shall expire when the DMR and DIR-B expire, or when an equivalent economic stability charge intended to provide financial stability to DP&L or DPL Inc., whether proposed in this case or another proceeding, expires. DP&L will implement the following economic development incentives:

a.	The following economic development incentives will be equal to $(0.0040) per kWh for all kWh:

i.
Economic Improvement Incentive available to single site customers with MW demand of 10 MW or greater with an average load factor of at least 80%. The Signatory or Non-Opposing Party that qualifies for the incentive is: Miami Valley Hospital (OHA).

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4 "Non-Opposing Parties" shall be those parties that sign this Stipulation as Non-Opposing Parties.

ii.
Automaker Incentive available to single site customers with MW demand of 4 MW or greater. The Signatory or Non-Opposing Party that qualifies for the incentive is: Honda of America Mfg., Inc. ("Honda").

iii.
Ohio Business Incentive available to businesses headquartered in the State of Ohio; this incentive will aggregate accounts within the DP&L service area and must achieve a total average demand of 2 MW or greater. The Signatory or Non-Opposing Party that qualifies for the incentive is: Honda.

2.    The costs of these programs will be recovered through DP&L's non-bypassable Economic Development Rider ("EDR"), consistent with how those costs are allocated and recovered through that rider currently.

V.	Economic Development Grant Fund
1.    DP&L agrees to make the following economic development payments, which payments shall not be recoverable from customers. The provisions in this Section shall expire when the DMR and DIR-B expire, or when an equivalent economic stability charge intended to provide financial stability to DP&L or DPL Inc., whether proposed in this case or another proceeding, expires.

a.	Economic Development grant fund of $1,000,000 annually for use by customers within DP&L's service territory for energy programs and infrastructure.

b.
Within 60 days of Commission approval of the Stipulation, DP&L shall provide an additional economic development grant fund totaling $2 million dollars over the term of the ESP to be administered by an independent third parties to be used for economic development, technical assistance, and implementation, studies, workforce development, and to provide direct financial assistance, for job training, to DP&L employees who work at generation facilities in Adams and Brown Counties, Ohio and surrounding communities.  DP&L further agrees to collaborate with local and statewide economic development organizations to identify and promote potential economic development in Adams and Brown Counties.

VI.	Renewable Investment
1.    DP&L and/or its affiliates will procure and/or develop a total of at least 300 megawatts (MWs) nameplate capacity of wind and or solar energy projects in Ohio as follows:
2.    The individual projects will be proposed over the course of the next three years, following adoption of the Stipulation.
3.    The Company will file EL-RDR applications to initiate approval for retail cost recovery associated with each project.  DP&L agrees to use its best efforts to seek Commission approval for these filings.
4.    During the ESP term, DP&L affiliates will have the right, based on commercially reasonable terms, to own up to 50% of such projects on an aggregate net basis (up to 150 MWs) based on installed capacity.  Ownership details will be established for each project individually.  Such projects will be competitively bid with preference given to projects that utilize the Ohio supply chain.  To the extent that an affiliate of DP&L or DP&L plans to submit projects for consideration for any particular competitive bid, an independent third party will be used to manage that bidding process, and that independent third party will consult with the Staff regarding the process by which projects are selected for advancement.  Any costs associated with the independent third party management of the competitive bidding process may be included for recovery through the applicable EL-RDR application. The RFP process will be commenced within 45 days of a Commission order approving this Stipulation.  Subject to timely regulatory approvals, the projects will commence construction by the deadline for eligibility of benefits available under the Clean Power Plan or its replacement regulation.  The projects are not contingent on the Clean Power Plan or its replacement regulation taking effect.
5.    DP&L will be the buyer of a long-term power purchase agreements ("PPAs") (i.e., 15 years or longer) for each project, including all capacity, energy, ancillaries and renewable energy credits produced by the project.  Capacity, energy and ancillary services for all projects will be liquidated into the PJM markets with resulting revenues being credited to retail customers.  Renewable energy credits not reserved for compliance will be liquidated into the markets with resulting revenues being credited to retail customers.
6.    The commitment is premised upon DP&L receiving full cost recovery (based on a PPA structure) through a Renewable Energy Rider ("RER") with details (except for the rate design provided for below) to be determined as part of the separate EL-RDR filing.  In reviewing such applications the Commission may consider among other relevant matters the economics and proposed PPA price associated with each project, as compared to other available market prices for such projects.
7.    The wind and or solar energy projects will begin commercial operation by 2022 subject to timely regulatory approvals. Commercial Operation is defined as generating electricity for sale in the PJM marketplace. No Signatory Party or Non-Opposing Party waives its right to challenge the renewable investments, the RER or other named rider. For the avoidance of doubt, any Signatory Party or Non-Opposing Party may challenge the legality of the RER in any other proceeding including, but not limited to, any EL-RDR proceeding.
8.    The RER shall be established in this case, and shall be nonbypassable and set initially at zero. The rate design to be used for recovery of any net costs or flow through of any net credits associated with either wind or solar renewable energy projects described above shall be a uniform per kWh charge for all monthly consumption up to 833,000 kWh per customer account.  This rate design shall apply for the life of any PPA.

VII.	Other Riders and Tariffs
1.    DP&L has proposed riders in both its pending Distribution Rate case and this ESP case. Those requests will be treated as follows:

a.	Reconciliation Rider:

i.
DP&L shall withdraw its request to recover in this case OVEC costs that it has deferred pursuant to the Commission's Order in Case No. 13-2420-EL-UNC. DP&L shall file an application in a separate proceeding to seek recovery of those costs. Signatory and Non-Opposing Parties shall not contest DP&L's request to recover the OVEC deferral in that separate proceeding provided DP&L uses good faith efforts to divest from the OVEC units.6

ii.
After an Order in this ESP case, DP&L shall defer/recover or credit, the net of proceeds from selling OVEC energy and capacity into the PJM marketplace and OVEC costs. This Rider will be charged on a non-bypassable basis, allocated to tariff classes based on base distribution revenues and will be a monthly charge per customer account.

iii.
DP&L agrees to continue pursuing options to discharge its OVEC obligations. DP&L shall file an annual report no later than February 28 of each year during the Term of the ESP, outlining its efforts made in the prior 12 months to relieve itself of its OVEC obligations.

b.
Decoupling Rider: DP&L will implement the Decoupling Rider to include the lost revenues currently recovered through the Energy Efficiency Rider as agreed to in the Stipulation filed in Case No. 16-649-EL-POR on December 13, 2016. Any methodology changes will be proposed in the Company's next filed energy efficiency portfolio plan. This Rider will be charged on a non-bypassable basis.

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6 RESA and IGS do not support but agree not to oppose Section VII(1)(a)(i) and (ii) of this Stipulation.

c.
Transmission Cost Recovery Rider – Non-Bypassable (TCRR-N): DP&L's TCRR-N will be implemented as it is currently. In addition, DP&L agrees to deploy a small-scale pilot program providing an alternative means for customers to obtain and pay for services otherwise provided by or through the TCRR-N. More specifically, the purpose of this pilot program is to explore whether certain customers could benefit from opting out of DP&L's TCRR-N and obtaining, directly or indirectly through a certified CRES provider registered in DP&L's territory, all transmission and ancillary services through the Open Access Transmission Tariff and other PJM governing documents ("OATT") approved by the Federal Energy Regulatory Commission ("FERC"), in effect from time to time, as modified by FERC, and applicable to the zone in which the end user is located or whether the administrative burden to the Companies, and the cost and risk to the customer, would render this option impractical. This pilot program will be for the term of the ESP and be limited to the first 50 accounts of Signatory or Non-Opposing Parties or members of Signatory or Non-Opposing Parties that do not take DP&L Standard Service Offer generation, are served at the primary voltage level and above, and notify DP&L in writing within 30 days of the approval of this Stipulation ("Pilot Participant").[7] Subject to and taking into consideration

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7Each Signatory Party or Non-Opposing Party (or the members of a Signatory Party or Non-Opposing Party) shall each be eligible to designate one account to participate in the pilot program even if such participation causes the total number of participating accounts to exceed 50. This provision does not limit any Signatory Party or Non-Opposing Party (or members of a Signatory Party or Non-Opposing Party) from utilizing more than one of the eligible 50 accounts to the extent the account otherwise qualifies for participation in the pilot program pursuant to this Stipulation.
any existing contract with a CRES provider, the Pilot Participant shall work with its CRES provider to complete any necessary steps for the Pilot Participant to participate in the pilot program, including establishing a separate PJM subaccount, registering a DUNS+4 with DP&L and completing related EDI testing. Contingent on these necessary steps, the effective date for the Pilot Participant’s opt-out of the TCRR-N, or any successor to the TCRR-N, shall be the next available meter read date following acceptance of the CRES provider’s enrollment request via EDI after the date which the CRES provider verifies all of the necessary steps have been taken to provide the Pilot Participant with all services otherwise provided by or through the TCRR-N, including Network Integration Transmission Service ("NITS"). The effective date shall be no earlier than the effective date of an order approving this Stipulation. Nothing in this provision prevents the Pilot Participant from delaying the effective date of the opt-out of the TCRR-N. Any increase or decrease in the load and usage characteristics of any Pilot Participant, opening of a replacement account or account transfer shall not affect the right to continue to be eligible in the pilot program. Any account or successor account voluntarily returning to TCRR-N or any TCRR-N successor, after 60 days advance notice, shall not, thereafter, make such OATT election and eligibility for such election with regard to such account or successor account shall be deemed terminated. Subject to the maximum of 50 accounts and notwithstanding the requirement to provide notice to DP&L within 30 days of the approval of this Stipulation regarding a customer's desire to participate in the pilot program, new accounts of new customers and/or new and expanded accounts of an existing Pilot Participant shall also have the right to make such election regardless of whether the accounts are known or in existence by the election deadline specified herein. Any such election would be effective subject to the necessary timing steps outlined above. Such a Pilot Participant that has opted out shall not receive the benefits or be subject to the costs of TCRR-N or any successor to TCRR-N provided that they shall not be deprived of any costs or refunds arising from decisions issued by FERC or the Commission where such costs or refunds would flow through TCRR-N and are associated with the period during which they obtained service by or through TCRR-N and such costs or refunds are not otherwise available through the OATT. Such refunds (if any) shall be deducted from refund amounts included in TCRR-N. Such a Pilot Participant shall be eligible, at their election, as long as they continuously remain a Pilot Participant and continue to obtain such services through the applicable OATT until such time as they may elect to discontinue such election and revert to TCRR-N or a TCRR-N successor.

d.
Regulatory Compliance Rider ("RCR"): DP&L will implement a nonbypassable RCR to recover the following five separate deferral balances: (1) Consumer Education Campaign costs; (2) Retail Settlement System costs; (3) Green Pricing Program costs; (4) Generation Separation costs; and (5) Bill Format Redesign costs. DP&L will recover carrying costs at DP&L's cost of debt on the Bill Format Redesign and Generation Separation starting at the time those costs were incurred. Additionally, carrying costs at DP&L's cost of debt will be included at the onset of recovery of the RCR for the remaining RCR items. The Rider will be trued up annually. The cost allocation of the RCR to tariff classes will be based on base distribution revenues. The RCR rate design will be a monthly charge per customer account. The total dollars recovered through the RCR shall not exceed a total of $20 million over the ESP term. DP&L may also recover costs associated with implementing the non-commodity billing and supplier consolidated billing provisions set forth in Sections IX.1 and IX.2, through the RCR, providing the amount recovered through the RCR does not exceed the aforementioned cap.

e.
Storm Cost Recovery Rider: The Storm Cost Recovery Rider ("SCRR") will remain in place as a placeholder tariff. DP&L will file a future application if it seeks any recovery of costs from major storms. This non‑bypassable rider will include Operating and Maintenance ("O&M") expenses incurred for all storms that are determined to be "Major Events," which is defined in O.A.C. 4901:1-10-01 as incidents that cause and electric utility’s "System Average Interruption Duration Index" ("SAIDI") to exceed the threshold outlined in section 4.5 of standard 1366-2003 as adopted in the "IEEE Guide for Electric Power Distribution Reliability Indices."  No level of expenses for major storms will be in base rates, meaning that there will be no baseline for which an amount over would be considered.  Therefore, all prudently-incurred expenses that are incremental to base rates would be considered for recovery.  This would include, among other things, the amounts over the first forty hours of labor in a given week as well as overtime paid for union and management employees.  If any mutual assistance revenue is received for storm repairs done in other markets, the straight-time labor portion of this would be deducted from the Company’s storm rider recovery request to avoid potential double-recovery.  Carrying charges at the last approved cost of debt would be accrued from the point of deferral until recovery begins.  Recovery would generally be over one year; however, if the deferred amount is large, the Company may request a longer recovery period to lessen the impact on rates.  The Company will file yearly its SCRR by April 1 of each year and Staff will complete its audit with the Commission’s approval for rates to be effective around August 1 of each year. The cost allocation of the SCRR to tariff classes will be based on base distribution revenues and will be a monthly charge per customer account.

f.
Uncollectible Rider: As originally proposed in DP&L's DRC, DP&L will implement an Uncollectible Rider to recover the uncollectible expense through a non-bypassable, annually filed true-up rider. This Rider will recover uncollectible expense that has historically been included in individual rate components and will track and recover actual costs. Implementation of this Rider also represents the removal of uncollectible expense from other individual rate components. DP&L will address any uncollectible expense included in base distribution rates in the annual true-up filing of this rider, which will include an adjustment to revenue until new base distribution rates are in place.

VIII.	Miscellaneous
1.    Each Signatory Party and Non-Opposing Party will withdraw any opposition the Party has filed in PUCO Case Nos. 12-426-EL-SSO, 08-1094-EL-SSO, and FERC Docket EC16-173-000.
2.    DP&L withdraws its request for a Clean Energy Rider.

IX.	Competitive Retail Market Enhancements
1.    DP&L commits to implement within 12 months of a Commission order approving a Stipulation in these proceedings, subject to the provisions set forth in Section XI.5, a pilot process to provide any CRES provider that is interested and qualified the opportunity to bill customers for non-commodity products and/or services on the customer's DP&L bill using bill-ready billing with the following qualifications:

a.
Participating CRES providers must agree to pay 50% of the implementation costs associated with system changes to be shared equally by the participating CRES providers, and DP&L will develop and provide all interested CRES providers with an estimate of the total implementation costs.  CRES providers that enter the program after its implementation must agree to reimburse other participating CRES providers on a pro-rata basis to ensure a fair allocation of the implementation costs to be shared by CRES providers. The other 50% of the implementation costs will be included in the DIR-A, Regulatory Compliance Rider (RCR) or otherwise deferred for future recovery. Any requests for cost reimbursement by DP&L to participating CRES providers shall include documentation supporting the request for cost reimbursement.

b.
Payment posting priorities will continue to match those stated in the Ohio Administrative Code Section 4901:1-10-33(H); however, any non-commodity products and/or services will be considered "miscellaneous charges" and be paid last.  If partial payments are made by the customer, it would be the responsibility of the CRES Provider to pursue any collections regarding any non-commodity charges.

2.    DP&L agrees to work with Staff, RESA, and IGS to determine the parameters of a two-year pilot supplier consolidated billing program for any CRES provider that is qualified and interested. The purpose of the pilot will be to provide the industry with data and information on the practicality of a supplier consolidated billing implementation in the Ohio electric choice market.

a.
The participating CRES providers will agree to comply with all bill requirement administrative code rules and work with Staff and DP&L on consumer safeguards, including Ohio Administrative Code Chapter 4901:1-21 (without waiver unless recommended by Staff).

b.	Participating CRES providers agree to provide Staff and DP&L any and all information related to the pilot.

c.
DP&L and participating CRES providers will meet to determine a methodology to govern implementation, including, but not limited to, the method of transfer and payment to the DP&L of customer charges, as well as credit and collection procedures and purchase of receivables at 100%, without recourse. Staff will be invited to participate in the meetings.

d.	The methodology to govern the pilot shall be established no later than twelve months from a final Commission order approving a Stipulation in these proceedings.

e.	Due to the nature of a pilot program, the supplier consolidated billing pilot will be limited to 2,500 customers per CRES provider for the first six months of active implementation:

i.
Based upon biannual review and approval by Staff, DP&L, and participating CRES providers, the customer participation cap shall be incrementally increased by 2,500 customers each six months not to exceed 10,000 customers for any individual CRES provider over the two-year term of the pilot program.

ii.	Existing customers may remain on the supplier consolidated billing program upon completion of the two-year term of the pilot until otherwise ordered by the Commission.

iii.	RESA and/or participating CRES providers retain the right to petition the Commission to expand the pilot cap or terms pending Commission consideration of future consolidated billing orders.

f.
Costs related to DP&L's implementation of the pilot supplier consolidated billing program will be shared 50 percent by participating CRES providers, and DP&L will develop and provide all interested CRES providers with an estimate of the total implementation costs. CRES providers that enter the program after its implementation must agree to reimburse other participating CRES providers on a pro-rata basis to ensure a fair allocation of the implementation costs to be shared by participating CRES providers. DP&L's 50 percent share will be recovered in the DIR-A, the Regulatory Compliance Rider (RCR) or otherwise deferred for future recovery. Any requests for cost reimbursement by DP&L to participating CRES providers shall include documentation supporting the request for cost reimbursement. Staff may study the costs needed to implement the pilot and include an analysis of the type of costs needed to expand the program and how that should be allocated among the participating CRES providers.

g.
During the pilot development and methodology implementation phase, DP&L will work with participating CRES providers and Staff to determine the appropriate implementation timeline in which participating CRES providers may begin billing under the pilot.

h.	Participating CRES providers shall not prohibit a customer from returning to DP&L for consolidated billing.

i.	Participating CRES providers shall not charge a late payment fee greater than DP&L's tariffed late payment fee.

j.	By the conclusion of the two-year pilot program, Staff may file a report on the program that may include recommendations on the program, which may include expansion or retirement.

k.
Any participating CRES provider's competitively sensitive information acquired by DP&L and Staff under the pilot supplier consolidated billing program shall be afforded the appropriate confidential treatment.

3.    DP&L agrees to the following Tariff changes:

i.
Sheet G8, page 6 ¶2.1 first paragraph, retain the existing 30-calendar day time for approving a supplier's registration: "The Company shall approve or disapprove the supplier's registration within thirty (30) calendar days of receipt of complete registration information from the supplier. The thirty (30) day time period may be extended for up to thirty (30) days for good cause shown, or until such other time as is mutually agreed to by the supplier and the Company."

ii.
Sheet G8, page 12 ¶4.1, for clarification, modify the last paragraph of the pre-enrollment customer list section so that the Percentage of Income Payment Plan (PIPP) program is conducted in accordance with the Commission's requirements, including those in Case No. 16-247-EL-UNC:
"* * * End-use Customers participating in the Percentage of Income Payment Plan (PIPP) program will receive the Standard Offer Rate in accordance with the requirements of the Public Utilities Commission of Ohio."

iii.
Sheet G8, page 21 ¶9.2, existing language should be modified to recognize that CRES Providers may be required to disclose customer-specific information by the Public Utilities Commission of Ohio or a court: "* * * The AGS shall keep all Customer-specific information supplied by the Company confidential unless the AGS has the Customer's authorization to do otherwise or unless permitted to be disclosed per Ohio Administrative Code Rule 4901:1-21-10."

iv.
Sheet G8, page 22 ¶10.1, revise proposed added language that consolidated billing cannot include non-commodity items, new language to read: “The AGS shall not use the Company’s consolidated billing services for communication of any anti-competitive or disparaging messages.”

v.
Sheet G8, page 25 ¶12.1(c), modify existing language to not require CRES Providers to pay amounts in bona fide dispute: "In the event of a dispute as to the amount of any bill, the AGS will notify the Company of the amount in dispute and the AGS will pay to the Company the ~~total bill including the disputed~~ amount not in bona fide dispute."

vi.
Sheet G8, page 26 ¶12.2, modify existing language to recognize that not paying amounts in bona fide dispute will cause the AGS to be deemed delinquent: "In the event the AGS fails to make payment to the Company of all amounts not in bona fide dispute on or before the due date as described above, and such failure of payment is not corrected within two (2) calendar days after the Company notifies the AGS to cure such failure, * * *."

X.	Individual Signatory Parties
1.    The provisions in this Section shall expire when the DMR and DIR-B expire, or when an equivalent economic stability charge intended to provide financial stability to DP&L or DPL Inc., whether proposed in this case or another proceeding, expires.
2.    City of Dayton

a.
On or before January 1, 2018, DP&L will explore a joint partnership with the City of Dayton and the University of Dayton’s Hanley Sustainability Institute for a program supporting mutual goals for all three of the organizations.

b.
DP&L will provide $50,000 annually (no more than five payments total) for residential energy education and reduction programs in the City of Dayton. During the first year, this $50,000 annual spending shall be funded by shareholders. This $50,000 in annual spending will thereafter be recovered through DP&L's Energy Efficiency Rider. In the event that the Commission determines that these program costs do not qualify for recovery in the Energy Efficiency Rider, the $50,000 in annual funding will be funded by shareholders.

DP&L will participate in the Property Assessed Clean Energy ("PACE") program in partnership with the Montgomery County Port Authority, for qualifying projects in the City of Dayton. DP&L will contribute $100,000 annually (no more than five payments total) to a fund to be used to pay up to 50% of a property owner's escrowed reserve requirement. DP&L will also contribute $50,000 annually (no more than five payments total) to a revolving loan fund to support energy upgrades for small and micro businesses within the City that are not eligible for PACE funding. During the first year, this $150,000 in annual spending shall be funded by shareholders. This $150,000 in annual spending will thereafter be recovered through DP&L’s Energy Efficiency Rider. In the event the Commission determines that these program costs do not qualify for recovery in the Energy Efficiency Rider, the $150,000 in annual funding will be funded by shareholders. DP&L will provide funding for those programs for 2017 within 30 days of the Commission’s approval or modification of the ESP. DP&L will provide the funding for each subsequent year of the ESP by no later than January 15th of each calendar year.

c.
DP&L will provide and install all necessary equipment on the DP&L side of the meter to support system safety and reliable service at the Dayton International Airport. Among other things, DP&L will install three-phase reclosers and load break centers, which will allow the customer to transfer between its circuits and supply and execute all agreements to allow for the instantaneous transfer of power, including any and all interconnect agreements to support system safety and reliable service at the Dayton International Airport. In addition to making the aforementioned improvements on the DP&L side of the meter, DP&L further agrees to provide all necessary improvements to customer equipment (“customer-side improvements”) to allow the customer to transfer between its circuits. The cost to DP&L of making those improvements shall not exceed $50,000. All costs in excess of $50,000 to make customer-side improvements shall be the responsibility of the Dayton International Airport.

d.
All City of Dayton accounts existing at the time of execution of this Stipulation will be exempt from paying any redundant service charges, including the Redundant Service Rider or equivalent rider, which seek to recover the costs of providing standby or backup service.

e.
AES agrees to maintain DP&L’s operating headquarters in the City of Dayton, Ohio. DP&L agrees to discuss with the City of Dayton any plans to move DP&L’s operating headquarters from MacGregor Park to an alternate location within the City of Dayton, at least ninety (90) days before any move is to occur. If DP&L’s operating headquarters are moved out of the MacGregor Park facility to an alternate location within the City of Dayton then the City of Dayton shall have an option to purchase the approximately one hundred twenty five (125) acres and improvements comprising DPL’s MacGregor Park facility, under the following terms and conditions:

i.
If DP&L receives a bona fide offer to purchase the MacGregor Park property, and such offer contains a written commitment that the use for the MacGregor Park property by the bona fide offeror falls within the definition of a Business Park as codified in the City of Dayton Zoning Code, or should the City of Dayton otherwise acknowledge in writing that DP&L has a planned use for the MacGregor Park property that satisfies the City of Dayton's reasonable expectations and requirements regarding land use, planning and development, at the City of Dayton’s sole discretion, then the City of Dayton’s option for the MacGregor Park property shall immediately expire and the requirements of paragraph (ii.) below shall no longer apply and shall be deemed void. Under such circumstances, DP&L shall provide the City of Dayton written notice of the bona fide offer and a complete description of the details of such planned use in order to allow the City of Dayton to certify that such use satisfies the Zoning Code requirements and/or the City of Dayton’s reasonable expectations and requirements at the City of Dayton’s sole discretion. The City of Dayton shall have up to fifteen (15) days after DP&L's written notice to provide to DP&L a written response accepting or rejecting DP&L’s request for certification, which response shall not be unreasonably withheld or delayed. Failure to provide such written response shall cause Dayton's option for the MacGregor Park property to expire without further notice.

ii.
If DP&L receives a bona fide offer to purchase the MacGregor Park property that DP&L chooses to accept and such bona fide offer does not satisfy the requirements of paragraph (i), then DP&L shall within fifteen (15) days after it receives the offer give to the City Manager of Dayton written notice that shall identify for the City Manager the amount of the bona fide offer and set an option price for the City of Dayton in an amount not to exceed one hundred five percent (105%) of such bona fide offer ("City Option Price"). The City of Dayton must notify DP&L in writing within thirty (30) calendar days of the date DP&L gives written notice to the City of Dayton of its decision to acquire the MacGregor Park property for the City Option Price, or else the option expires without further notice. If within thirty (30) calendar days of the date DP&L gives written notice to the City of Dayton and the City of Dayton provides written notice that it will exercise its option to purchase the MacGregor Park property at the City Option Price, then the City of Dayton must acquire the MacGregor Park property at a closing within ninety (90) days of its written notice to DP&L or else the option expires without further notice.

f.	DP&L agrees to work with the City of Dayton to develop an "apprenticeship" program targeted at Dayton residents. The parties agree to work cooperatively to establish the terms of that program.

g.
DP&L agrees to provide special hiring outreach for City of Dayton residents. The outreach will include DP&L hosting an annual job fair for City of Dayton residents detailing both current job opportunities and recommended educational pathways. DP&L will take reasonable measures to provide advance notice to the City of Dayton of upcoming DP&L job postings. DP&L will also make reasonable efforts to identify and recruit City of Dayton residents who graduate from Sinclair Community College to fill open job positions for which they are qualified.

h.
DP&L will contribute $200,000 annually (no more than five payments total) to assist the City of Dayton in providing economic development programs and providing essential city services to residents, including low-income residents. These funds shall not be recoverable from customers. DP&L will provide the funding for those programs for 2017 within 30 days of the Commission's approval or modification of the ESP, subject to the provisions set forth in Section XI.5. DP&L will provide the funding for each subsequent year of the ESP by no later than January 15th of each calendar year.

3.    Edgemont

a.
DP&L shall contribute $565,000 of shareholder dollars annually to benefit electric consumers at or below 200% of the federal poverty line or customers at risk of losing electric service. This amount includes $115,000 for DP&L's Gift of Power program and $450,000 for the Community Action Partnership.

4.    Honda

a.	DP&L agrees that Honda may avail itself of either the Automaker Incentive under Section IV.1.a.ii or the Ohio Business Incentive under Section IV.1.a.iii.

b.	DP&L agrees to Honda's current energy efficiency opt-out status for the term of the ESP.

c.
DP&L will conduct meetings with Honda suppliers no less frequently than annually to discuss bill components, to sign up for an energy audit, and a discussion on energy star, conservation and demand response.

d.	DP&L and Honda will work together to develop and automate Energy Star bench marking for Honda suppliers in DP&L’s service territory.

e.
DP&L will conduct a meeting of customers and other interested parties no less frequently than annually to discuss investment in advanced/smart grid infrastructure and renewable infrastructure. The customer group may provide recommendations to DP&L to set priorities, investment amounts and timing of any construction. If DP&L follows the recommendations developed in cooperation with this working group then members of the group will support DP&L with a Stipulation if any filing required by this investment is opposed. DP&L may not use the procedures set forth in this subsection (Section X.4.(e)) to delay or avoid its obligations set forth in Section VI of this Stipulation.

5.    Ohio Hospital Association

a.
In a manner that is consistent with DP&L's existing EE/PDR plan, DP&L will work with the Ohio Hospital Association (OHA) on an annual energy efficiency program targeted at OHA members in the DP&L territory. OHA agrees to hold the funds as may be necessary from year to year in order to accomplish the listed purposes. The intent will be to partner with OHA to encourage and increase OHA members’ participation in cost effective energy efficiency measures at the facilities.

i.
DP&L will provide OHA $200,000 per year to promote and obtain significant energy/demand savings among OHA members through efforts including Energy Star benchmarking, hospital energy audits, education related to energy efficiency and demand reduction, meetings with hospital facility directors and members of hospital c-suites, and presentations that champion energy efficiency, hospital resilience and energy-related actions to mitigate climate change and related issues. During the first year, the $200,000 in funding for OHA shall be funded by shareholders. During the remaining years, the $200,000 in funding shall be recovered through the Energy Efficiency Rider. In the event that the Commission determines that this $200,000 in funding does not qualify for recovery in the Energy Efficiency Rider, the $200,000 will be funded by shareholders The funding described in this paragraph of the Stipulation is separate from the commitments set forth in the Case No. 16-649-EL-POR. In addition, DP&L and OHA will collaborate to determine the level of funding from this pool of dollars to contribute to projects throughout the year to appropriately incentivize OHA members to implement EE/PDR projects, which should include a preference for OHA members that have below average Energy Star scores.

ii.	DP&L and OHA will work together to develop and automate Energy Star benchmarking for OHA members in DP&L’s service territory.

iii.
DP&L will eliminate any charges associated with the Alternate Feed Charge that currently are being charged to certain OHA members, and it will exempt OHA members from paying that charge as requested in DP&L's pending Distribution Rate Case.

6.    PWC

a.
The Company will provide People Working Cooperatively, Inc. ("PWC") $200,000 annually to fund PWC’s programs which assist DP&L’s low-income, elderly, and disabled customers. During the first year, the $200,000 in funding for PWC shall be funded by shareholders. During the remaining years, the $200,000 in funding shall be recovered through the Energy Efficiency Rider. In the event the Commission determines that the $200,000 for PWC does not qualify for recovery in the Energy Efficiency Rider, the $200,000 will be funded by shareholders. The Parties agree that the funding described in this paragraph of the Stipulation is separate from the $200,000 the Company agreed to provide PWC to fund its pilot program in Case No. 16-649-EL-POR, and also agree that this paragraph shall not be cited as precedent regarding any future funding for PWC’s pilot program or any other potential funding for PWC.

XI.	Other Provisions
1.    In arm's-length bargaining, the Signatory Parties have negotiated terms and conditions that are embodied in this Stipulation. This Agreement involves a variety of difficult, complicated issues that would otherwise be resolved only through expensive, complex, protracted litigation. This Stipulation contains the entire Agreement among the Signatory Parties, and embodies a complete settlement of all claims, defenses, issues and objections in these proceedings. The Signatory Parties agree that this Stipulation is in the best interests of the public and urge the Commission to adopt it.
2.    All Signatory and Non-Opposing Parties, other than DP&L, will withdraw without prejudice, their filed testimony. DP&L offers its testimony and exhibits as further evidentiary support for this Stipulation, and will file supplemental testimony in support of this Stipulation. Except as modified by this Stipulation, DP&L's Application in these matters is approved. Nothing in this subsection prohibits any Signatory Party or Non-Opposing Party from filing testimony or submitting evidence in support of the Stipulation.
3.    This Stipulation is a consensus among the Signatory Parties of an overall approach to rates in this proceeding. It is submitted for the purposes of this case alone and should not be understood to reflect the positions that an individual Signatory Party may take as to any individual provision of the Stipulation standing alone, nor the position a Signatory Party may have taken if all of the issues in this proceeding had been litigated. Nothing in this Stipulation shall be used or construed for any purpose to imply, suggest or otherwise indicate that the results produced through the compromise reflected herein represent fully the objectives of any Signatory Party. This Stipulation is submitted for purposes of this proceeding only, and is not deemed binding in any other proceeding, except as expressly provided herein, nor is it to be offered or relied upon in any other proceedings, except as necessary to enforce the terms of this Stipulation. The willingness of Signatory Parties to sponsor this document currently is predicated on the reasonableness of the Stipulation taken as a whole.
4.    The Signatory Parties will support the Stipulation if the Stipulation is contested.8 In order to provide certainty to customers, parties, and Applicant, the Signatory Parties and Non-Opposing Parties agree that in DP&L's pending Electric Rate Case, Nos. 15-1830-EL-AIR, 15-1831-EL-AAM, 15-1832-EL-ATA, no party will seek to support any attempt to withdraw, curtail, or revise any provision of this settlement or to revise the provisions or benefits of this Stipulation and Recommendation. However, nothing in this Stipulation prohibits the Signatory Parties and Non-Opposing Parties from contesting issues in the distribution rate case (Case No. 15-1830-EL-AIR) that are not otherwise addressed in this Stipulation.9
5.    This Stipulation is conditioned upon adoption of the Stipulation by the Commission in its entirety and without material modification. If the Commission rejects or modifies all or any part of this Stipulation, any Signatory Party shall have the right to apply for rehearing. If the Commission does not adopt the Stipulation without material modification upon rehearing, or if the Commission makes a material modification to any Order adopting the Stipulation pursuant to any reversal, vacation and/or remand by the Supreme Court of Ohio, then within thirty (30) days of the Commission's Entry on Rehearing or Order on Remand: (a) any Signatory Party may withdraw from the Stipulation by filing a notice with the Commission ("Notice of Withdrawal"); or (b) DP&L may terminate and withdraw from the Stipulation by filing a notice ("Utility Notice").10 Upon the filing of such Utility Notice by DP&L, the Stipulation shall immediately become null and void. No Signatory Party shall file a Notice of
_____________________________

8 RESA and IGS are not obligated to file testimony or briefs supporting the Stipulation.

9For avoidance of doubt and as noted in Section III.1.b, resolution of DP&L's current distribution rate case in Case No. 15-1830-EL-AIR may result in additional allocation of costs to the SSO rate and therefore, IGS and RESA are not prohibited from advocating for unbundling or changes to SSO rate or supplier tariffs in that proceeding or any other distribution rate case.

10 IGS and RESA agree not to oppose part (b) of Section XI(5).
Withdrawal or Utility Notice without first negotiating in good faith with the other Signatory Parties to achieve an outcome that substantially satisfies the intent of the Stipulation. If a new agreement achieves such an outcome, the Signatory Parties will file the new agreement for Commission review and approval. If the discussions to achieve an outcome that substantially satisfies the intent of the Stipulation are unsuccessful, and a Signatory Party files a Notice of Withdrawal, then the Commission will convene an evidentiary hearing to afford that Signatory Party the opportunity to contest the Stipulation by presenting evidence through witnesses, to cross-examine witnesses, to present rebuttal testimony, and to brief all issues that the Commission shall decide based upon the record and briefs. If the discussions to achieve an outcome that substantially satisfies the intent of the Stipulation are successful, then some or all of the Signatory Parties shall submit the amended Stipulation to the Commission for approval after a hearing if necessary.
IN WITNESS THEREOF, the undersigned Signatory Parties agree to this Stipulation and Recommendation as of this 30th day of January, 2017. The undersigned Signatory Parties request the Commission to issue its Opinion and Order approving and adopting this Stipulation.

THE DAYTON POWER AND LIGHT COMPANY By: /s/ Jeffrey S. Sharkey Jeffrey S. Sharkey	DPL INC. By: /s/ Jeffrey S. Sharkey Jeffrey S. Sharkey

CITY OF DAYTON, OHIO By: /s/ N. Trevor Alexander N. Trevor Alexander	INTERSTATE GAS SUPPLY, INC./IGS ENERGY By: /s/ Joseph Oliker Joseph Oliker
RETAIL ENERGY SUPPLY ASSOCIATION By: /s/ Michael J. Settineri Michael J. Settineri[11]	EDGEMONT NEIGHBORHOOD COALITION By: /s/ Ellis Jacobs Ellis Jacobs
PEOPLE WORKING COOPERATIVELY, INC. By: /s/ Devin D. Parram Devin D. Parram	SIERRA CLUB By:__________________________ Kristin Henry
OHIO HOSPITAL ASSOCIATION By: /s/ Richard L. Sites Richard L. Sites	MID-ATLANTIC RENEWABLE ENERGY COALITION By: /s/ Christine M. T. Pirik Christine M.T. Pirik

_____________________________

RESA's signature and consent to Section VIII.1 of this Stipulation is contingent upon subsequent client approval. As soon as reasonably practicable, RESA will file a letter in this proceeding indicating whether client approval for consent to Section VIII.1 of the Stipulation was received.
IN WITNESS THEREOF, the undersigned Non-Opposing Parties agree not to challenge this Stipulation and Recommendation as of this 30th day of January, 2017.

ENERNOC, INC. By:___________________________ Gregory J. Poulos	OHIO ENVIRONMENTAL COUNCIL By: /s/ Trent Dougherty Trent Dougherty
HONDA OF AMERICA, MFG., INC. By: /s/ N. Trevor Alexander N. Trevor Alexander

CERTIFICATE OF SERVICE
I certify that a copy of the foregoing Stipulation and Recommendation has been served via electronic mail upon the following counsel of record, this 30th day of January,
2017.

Thomas McNamee
Natalia Messenger
Public Utilities Commission of Ohio
30 East Broad Street, 16th Floor
Columbus, OH 43215-3793
Email:
thomas.mcnamee@ohioattorneygeneral.gov
natalia.messenger@ohioattorneygeneral.gov

Attorneys for PUCO Staff

Frank P. Darr (Counsel of Record)
Matthew R. Pritchard
McNees Wallace & Nurick
21 East State Street, 17th Floor
Columbus, OH 43215
Email: fdarr@mwncmh.com
    mpritchard@mwncmh.com
Attorneys for Industrial Energy Users – Ohio

Kimberly W. Bojko
James D. Perko, Jr.
Carpenter Lipps & Leland LLP
280 North High Street, Suite 1300
Columbus, OH 43215
Email: bojko@carpenterlipps.com
    perko@carpenterlipps.com
Attorneys for The Ohio Manufacturers' Association Energy Group

David F. Boehm
Michael L. Kurtz
Kurt J. Boehm
Jody Kyler Cohn
Boehm, Kurtz & Lowry
36 East Seventh Street, Suite 1510
Cincinnati, OH 45202
Email: dboehm@BKLlawfirm.com
    mkurtz@BKLlawfirm.com
    kboehm@BKLlawfirm.com
    jkylercohn@BKLlawfirm.com
Attorneys for The Ohio Energy Group

Kevin R. Schmidt 88 East Broad Street, Suite 1770 Columbus, OH 43215 Email: schmidt@sppgrp.com Attorney for The Energy Professionals of Ohio
Joseph Oliker (Counsel of Record)
Matthew White
Evan Betterton
IGS Energy
6100 Emerald Parkway
Dublin, OH 43016
Email: joliker@igsenergy.com
   mswhite@igsenergy.com
   Ebetterton@igsenergy.com
Attorney for IGS Energy

Jeffrey W. Mayes
Monitoring Analytics, LLC
2621 Van Buren Avenue, Suite 160
Valley Forge Corporate Center
Eagleville, PA 19403
Email: jeffrey.mayes@monitoringanalytics.com
Attorneys for Monitoring Analytics, LLC as
The Independent Market Monitor for PJM

Joel E. Sechler (Counsel of Record)
Carpenter Lipps & Leland
280 N. High St., Suite 1300
Columbus, OH 43215
Email: sechler@carpenterlipps.com
Gregory J. Poulos
EnerNOC, Inc.
P.O. Box 29492
Columbus, OH 43229
Email: gpoulos@enernoc.com
Attorneys for EnerNOC, Inc.

Trent Dougherty (Counsel of Record)
Miranda Leppla
Ohio Environmental Council
1145 Chesapeake Ave., Suite 1
Columbus, OH 43212-3449
Email: tdougherty@theoec.org
   mleppla@theoec.org
Attorney for the Ohio Environmental
Council and Environmental Defense Fund
Angela Paul Whitfield Carpenter Lipps & Leland LLP 280 Plaza, Suite 1300 280 North High Street Columbus, OH 43215 Email: paul@carpenterlipps.com Attorney for The Kroger Co.
William J. Michael (Counsel of Record)
Kevin F. Moore
Ajay Kumar
Office of the Ohio Consumers' Counsel
10 West Broad Street, Suite 1800
Columbus, OH 43215-3485
Email: william.michael@occ.ohio.gov
   kevin.moore@occ.ohio.gov
   ajay.kumar@occ.ohio.gov
Attorneys for the Ohio Consumers' Counsel
Colleen Mooney Ohio Partners for Affordable Energy 231 West Lima Street P.O. Box 1793 Findlay, OH 45839-1793 Email: cmooney@ohiopartners.org Attorney for Ohio Partners for Affordable Energy
Michael D. Dortch
Richard R. Parsons
Kravitz, Brown & Dortch, LLC
65 East State Street, Suite 200
Columbus, OH 43215
Email: mdortch@kravitzllc.com
   rparsons@kravitzllc.com
Attorneys for Calpine Energy Solutions LLC

Madeline Fleisher
Kristin Field
Environmental Law & Policy Center
21 West Broad Street, Suite 500
Columbus, OH 43215
Email: mfleisher@elpc.org
   kfield@elpc.org
Attorneys for The Environmental Law & Policy Center

Richard C. Sahli
Richard C. Sahli Law Office, LLC
981 Pinewood Lane
Columbus, OH 43230-3662
Email: rsahli@columbus.rr.com
Christopher M. Bzdok (pro hac vice)
Olson Bzdok & Howard, P.C.
420 East Front Street
Traverse City, MI 49686
chris@envlaw.com
Tony G. Mendoza, Staff Attorney (pro hac vice)
Kristin Henry, Senior Staff Attorney (pro hac vice)
Sierra Club Environmental Law Program
2101 Webster Street, 13th Floor
Oakland, CA 94612
Email: tony.mendoza@sierraclub.org
   Kristin.henry@sierraclub.org
Attorneys for Sierra Club

Steven D. Lesser
James F. Lang
N. Trevor Alexander
Mark T. Keaney
Calfee, Halter & Griswold LLP
41 South High Street
1200 Huntington Center
Columbus, OH 43215
Email: slesser@calfee.com
   jlang@calfee.com
   talexander@calfee.com
   mkeaney@calfee.com
Attorneys for The City of Dayton and
Honda of America Mfg., Inc.
Lisa M. Hawrot
Spilman Thomas & Battle, PLLC
Century Centre Building
1233 Main Street, Suite 4000
Wheeling, WV 26003
Email: lhawrot@spilmanlaw.com

Michael J. Settineri
Stephen M. Howard
Gretchen L. Petrucci
Ilya Batikov
William A. Sieck
Vorys, Sater, Seymour and Pease LLP
52 E. Gay Street
Columbus, OH 43215
Email: mjsettineri@vorys.com
    smhoward@vorys.com
    glpetrucci@vorys.com
    ibatikov@vorys.com
   wasieck@vorys.com

Attorneys for Dynegy Inc.,
PJM Power Providers Group, and
Retail Energy Supply Association
Michelle Grant
Dynegy Inc.
601 Travis Street, Suite 1400
Houston, TX 77002
Email: michelle.d.grant@dynegy.com
Attorneys for Dynegy Inc.
Glen Thomas
1060 First Avenue, Suite 400
King of Prussia, PA 19406
Email: gthomas@gtpowergroup.com
Sharon Theodore
Electric Power Supply Association
1401 New York Ave. NW 11th Floor
Washington, DC
Email: stheodore@epsa.org

Derrick Price Williamson
Spilman Thomas & Battle, PLLC
1100 Bent Creek Blvd., Suite 101
Mechanicsburg, PA 17050
Email: dwilliamson@spilmanlaw.com
Carrie M. Harris
Spilman Thomas & Battle, PLLC
310 First Street, Suite 1100
P.O. Box 90
Roanoke, VA 24002-0090
Email: charris@spilmanlaw.com
Steve W. Chriss
Senior Manager, Energy Regulatory Analysis
Greg Tillman
Senior Manager, Energy Regulatory Analysis
Wal-Mart Stores, Inc.
2001 SE 10th Street
Bentonville, AR 72716-0550
Email: Stephen.Chriss@walmart.com
    Greg.Tillman@walmart.com
Attorneys for Wal-Mart Stores East, LP
and Sam's East, Inc.
Evelyn R. Robinson
2750 Monroe Boulevard
Audubon, PA 19403
Email: evelyn.robinson@pjm.com

Attorney for PJM Interconnection, L.L.C.
Richard L. Sites
Ohio Hospital Association
155 East Broad Street, 3rd Floor
Columbus, OH 43215-3620

Laura Chappelle
201 North Washington Square, Suite 910
Lansing, MI 48933
Email: laurac@chappelleconsulting.net
Attorneys for PJM Power Providers Group
Ellis Jacobs
Advocates for Basic Legal Equality, Inc.
130 West Second Street, Suite 700 East
Dayton, OH 45402
Email: ejacobs@ablelaw.org
Attorney for Edgemont Neighborhood Coalition

Email: rick.sites@ohiohospitals.org
Matthew W. Warnock
Dylan F. Borchers
Bricker & Eckler LLP
100 South Third Street
Columbus, OH 43215-4291
Email: mwarnock@bricker.com
   dborchers@bricker.com
Attorneys for The Ohio Hospital Association

Amy B. Spiller
Jeanne W. Kingery
Elizabeth H. Watts
Duke-Energy Ohio, Inc.
139 East Fourth Street
1303-Main
Cincinnati, OH 45202
Email: amy.spiller@duke-energy.com
   jeanne.kingery@duke-energy.com
   elizabeth.watts@duke-energy.com
Attorneys for Duke-Energy Ohio, Inc.

Terrence N. O'Donnell
Raymond D. Seiler
Christine M.T. Pirik
William V. Vorys
Dickinson Wright PLLC
150 East Gay Street, Suite 2400
Columbus, OH 43215
Email: todonnell@dickinsonwright.com
   rseiler@dickinsonwright.com
   cpirik@dickinsonwright.com
   wvorys@dickinsonwright.com
Attorneys for Mid-Atlantic Renewable
Energy Coalition

Devin D. Parram Bricker & Eckler LLP 100 South Third Street Columbus, OH 43215-4291 Email: dparram@bricker.com Attorney for People Working Cooperatively, Inc.
John R. Doll
Matthew T. Crawford Doll, Jansen & Ford
111 West First Street, Suite 1100
Dayton, OH 45402-1156
Email: jdoll@djflawfirm.com
mcrawford@djflawfirm.com
Attorneys for Utility Workers of
America Local 175

Carl Tamm President Classic Connectors, Inc. 382 Park Avenue East Mansfield, OH 44905 Email: crtamm@classicconnectors.com
C. David Kelley, Prosecutor
Dana N. Whalen
110 West Main Street
West Union, OH 45693
Email: prosecutorkelley@usa.com
   dana.whalen@adamscountyoh.gov

Attorneys for Adams County, Ohio,
Monroe Township, Ohio and
Manchester Local School District

/s/ Jeffrey S. Sharkey
Jeffrey S. Sharkey

1146620.1

			Appendix A
	DMR Rate Summary
Tariff Class Residential	Rate component Energy $/kWh $0.0080586	Revenue $43,781,087	48.6%
Secondary	Energy $/kWh $0.0067707	$27,591,878	30.7%

Primary	Energy	$/kWh	$0.0009794	$2,807,084	13.5%
	Demand	$/kW	$1.5164053	$9,262,557
	Maximum	$/kWh	$0.0105276	$39,880
Primary Substation	Energy	$/kWh	$0.0009060	$585,044	2.4%
	Demand	$/kW	$1.4152322	$1,594,268
High Voltage	Energy	$/kWh	$0.0009277	$908,123	4.0%
	Demand	$/kW	$1.4171788	$2,647,755
School	Energy	$/kWh	$0.0048224	$251,421	0.3%
Street Lighting	Energy	$/kWh	$0.0029345	$163,456	0.2%
Private Outdoor Ltg	Energy	$/kWh	$0.0120947	$367,445	0.4%
TOTAL				$90,000,000

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